Exhibit 99.2
Leggett & Platt, Incorporated
Unaudited Pro Forma
Consolidated Condensed Financial Information

Introduction
On August 29, 2025, Leggett & Platt, Incorporated (“Leggett” or the “Company”) completed the sale of its Aerospace Products Group to Flow Intermediate II, LLC, a Delaware limited liability company, and Flow UK Holdco, Limited, a UK corporation, each owned by investment partnerships advised by Tinicum Incorporated, pursuant to the terms of the Share Purchase Agreement (the “Agreement”), which was filed as Exhibit 2.1 to the Company's Form 8-K on April 2, 2025. The Aerospace Products Group is a supplier of complex, highly-engineered tube and duct assemblies for use primarily in commercial and military aircraft platforms and space launch vehicles. The Aerospace Products Group is comprised of seven manufacturing facilities located in the United States (“US”), the United Kingdom (“UK”), and France and has approximately 700 employees with net trade sales of $190 million in 2024. It was reported within the Specialized Products segment.
Leggett’s Board of Directors approved the sale on March 25, 2025. Accordingly, Leggett classified the assets and liabilities of the Aerospace Products Group as held for sale beginning March 31, 2025 through the sale date, which have been measured at carrying value as the Company expects to report a net gain on the transaction. The Aerospace Products Group did not meet the criteria for discontinued operations because it did not represent a strategic shift that would have a major effect on our financial results. The operating results of the Aerospace Products Group will no longer be included in Leggett’s consolidated results of operations subsequent to August 29, 2025.
The following unaudited pro forma consolidated condensed statements of operations for the six months ended June 30, 2025, and the year ended December 31, 2024, are presented as if the divestiture occurred on January 1, 2024. The following unaudited pro forma consolidated condensed balance sheet as of June 30, 2025, is presented as if the divestiture had occurred on June 30, 2025. These unaudited pro forma consolidated condensed financial statements and accompanying notes, prepared by management pursuant to Article 11 of Regulation S-X, give effect to the elimination of the historical financial information of the Aerospace Products Group due to the divestiture, as well as other pro forma adjustments, as described herein. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma consolidated condensed financial information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes.
The accompanying unaudited pro forma consolidated condensed financial information should be read in conjunction with the consolidated financial statements, their accompanying notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations included in Leggett’s Annual Report on Form 10-K for the year ended December 31, 2024, and Quarterly Report on Form 10-Q for June 30, 2025.
Leggett prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. The following unaudited pro forma consolidated condensed financial statements are based on information currently available, including certain assumptions which are subject to change and certain estimates which may not be realized. They are only intended to represent what Leggett’s financial position and results of operations might have been had the divestiture occurred on the dates indicated, but not to forecast Leggett’s financial position or results of operations for any future date or period.
The unaudited pro forma consolidated condensed financial statements have not been adjusted to reflect Leggett’s potential synergies or dis-synergies that could result from the divestiture. No adjustments have been made for a Transition Services Agreement (“TSA”) entered into with Flow Intermediate II, LLC at the time of the divestiture as the impacts are expected to be immaterial to the overall transaction and short term in nature.

Leggett & Platt, Incorporated
Unaudited Pro Forma Consolidated Condensed Statement of Operations
For the Six Months Ended June 30, 2025

(Amounts in millions, except per share data)	Leggett As Reported	Removal of the Aerospace Products Group	Note	Leggett Pro Forma
Net trade sales	$2,080.1	$(103.6)	3(a)	$1,976.5
Cost of goods sold	1,697.5	(76.5)	3(a)	1,621.0
Gross profit	382.6	(27.1)		355.5
Selling and administrative expenses	242.0	(8.4)	3(a)	233.6
Amortization of intangibles	8.6	(1.4)	3(a)	7.2
Impairments	1.2	—		1.2
Net gain from disposal of assets and businesses	(21.4)	—		(21.4)
Other expense (income), net	(1.1)	(.8)	3(a)	(1.9)
Earnings before interest and income taxes	153.3	(16.5)		136.8
Interest expense	39.3	—		39.3
Interest income	2.8	—		2.8
Earnings before income taxes	116.8	(16.5)		100.3
Income taxes	33.7	(4.0)	3(b)	29.7
Net earnings	83.1	(12.5)		70.6
Earnings attributable to noncontrolling interest, net of tax	—	—		—
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$83.1	$(12.5)		$70.6
Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$.60			$.51
Diluted	$.60			$.51
Weighted Average Shares Outstanding
Basic	138.2			138.2
Diluted	139.1			139.1

See accompanying notes to the unaudited pro forma consolidated condensed financial information.

Leggett & Platt, Incorporated
Unaudited Pro Forma Consolidated Condensed Statement of Operations
For the Year Ended December 31, 2024

(Amounts in millions, except per share data)	Leggett As Reported	Removal of Aerospace Products Group	Note	Record the Sale of the Aerospace Products Group	Note	Leggett Pro Forma
Net trade sales	$4,383.6	$(190.2)	3(a)	—		$4,193.4
Cost of goods sold	3,634.5	(147.0)	3(a)	—		3,487.5
Gross profit	749.1	(43.2)		—		705.9
Selling and administrative expenses	508.8	(16.3)	3(a)	—		492.5
Amortization of intangibles	22.0	(5.4)	3(a)	—		16.6
Goodwill impairment	676.0	—		—		676.0
Long-lived asset impairment	6.3	—		—		6.3
Net gain from disposal of assets and businesses	(35.6)	—		(90.3)	4(a)	(125.9)
Other expense (income), net	1.5	(.4)	3(a)	—		1.1
Earnings (loss) before interest and income taxes	(429.9)	(21.1)		90.3		(360.7)
Interest expense	85.9	—		—		85.9
Interest income	6.6	—		—		6.6
Earnings (loss) before income taxes	(509.2)	(21.1)		90.3		(440.0)
Income taxes	2.2	(5.2)	3(b)	7.2	4(b)	4.2
Net earnings (loss)	(511.4)	(15.9)		83.1		(444.2)
Earnings attributable to noncontrolling interest, net of tax	(.1)	—		—		(.1)
Net earnings (loss) attributable to Leggett & Platt, Inc. common shareholders	$(511.5)	$(15.9)		$83.1		$(444.3)
Net earnings (loss) per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$(3.73)					$(3.24)
Diluted	$(3.73)					$(3.24)
Weighted Average Shares Outstanding
Basic	137.3					137.3
Diluted	137.3					137.3

See accompanying notes to the unaudited pro forma consolidated condensed financial information.

Leggett & Platt, Incorporated
Unaudited Pro Forma Consolidated Condensed Balance Sheet as of June 30, 2025

(Amounts in millions)	Leggett As Reported	Record the Sale of the Aerospace Products Group	Note	Leggett Pro Forma
Current Assets
Cash and cash equivalents	$368.8	$278.4	5(a)	$647.2
Trade receivables, net	542.2	—		542.2
Other receivables, net	35.0	—		35.0
Inventories	648.6	—		648.6
Prepaid expenses and other current assets	53.3	—		53.3
Current assets held for sale	94.8	(94.8)	5(b)	—
Total current assets	1,742.7	183.6		1,926.3
Property, Plant and Equipment—at cost
Machinery and equipment	1,489.6	—		1,489.6
Buildings and other	759.9	—		759.9
Land	38.4	—		38.4
Total property, plant and equipment	2,287.9	—		2,287.9
Less accumulated depreciation	1,601.5	—		1,601.5
Net property, plant and equipment	686.4	—		686.4
Other Assets
Goodwill	751.2	—		751.2
Other intangibles, net	97.8	—		97.8
Operating lease right-of-use assets	154.9	—		154.9
Sundry	127.0	—		127.0
Non-current assets held for sale	143.7	(141.3)	5(b)	2.4
Total other assets	1,274.6	(141.3)		1,133.3
TOTAL ASSETS	$3,703.7	$42.3		$3,746.0

Current Liabilities
Current maturities of long-term debt and short-term debt	$1.3	$—		$1.3
Current portion of operating lease liabilities	50.9	—		50.9
Accounts payable	468.4	—		468.4
Accrued expenses	201.3	13.2	5(c)	214.5
Other current liabilities	40.8	—		40.8
Current liabilities held for sale	39.6	(39.6)	5(b)	—
Total current liabilities	802.3	(26.4)		775.9
Long-term Liabilities
Long-term debt	1,792.2	—		1,792.2
Operating lease liabilities	111.2	—		111.2
Other long-term liabilities	82.0	—		82.0
Long-term liabilities held for sale	8.4	(8.4)	5(b)	—
Deferred income taxes	51.8	(6.0)	5(d)	45.8
Total long-term liabilities	2,045.6	(14.4)		2,031.2
Commitments and Contingencies
Equity
Common stock	2.0	—		2.0
Additional contributed capital	552.0	—		552.0
Retained earnings	2,133.8	83.1	5(e)	2,216.9
Accumulated other comprehensive loss	(32.9)	—		(32.9)
Treasury stock	(1,799.9)	—		(1,799.9)
Total Leggett & Platt, Inc. equity	855.0	83.1		938.1
Noncontrolling interest	.8	—		.8
Total equity	855.8	83.1		938.9
TOTAL LIABILITIES AND EQUITY	$3,703.7	$42.3		$3,746.0
See accompanying notes to the unaudited pro forma consolidated condensed financial information.

Leggett & Platt, Incorporated
Notes to the Unaudited Pro Forma
Consolidated Condensed Financial Information

(Amounts presented below are in millions and in U.S. dollars.)

1 -	Description of the Sale
On August 29, 2025, Leggett completed the sale of its Aerospace Products Group pursuant to the terms of the Agreement, for an estimated purchase price of $284.5 (subject to changes in the balances of working capital, cash, and indebtedness and other post-closing adjustments under the terms of the Agreement from June 30, 2025 to August 29, 2025), as discussed in 5(e) below. Leggett expects net cash proceeds to be used to repay commercial paper or for other general corporate purposes.

2 -	Basis of Presentation
The following unaudited pro forma consolidated condensed financial statements have been prepared by management pursuant to Article 11 of Regulation S-X.
The unaudited pro forma consolidated condensed statements of operations have been prepared to give effect to the sale as if it occurred on January 1, 2024, the first day of the 2024 fiscal year. The unaudited pro forma consolidated condensed balance sheet as of June 30, 2025, has been prepared to give effect to the divestiture of the Aerospace Products Group as if the sale occurred on June 30, 2025.
The information in the “Leggett As Reported” column was derived from Leggett’s historical consolidated financial statements for the periods and as of the dates presented.
The information in the “Removal of Aerospace Products Group” column presented in the Unaudited Pro Forma Consolidated Condensed Statements of Operations For the Year Ended December 31, 2024 and For the Six Months Ended June 30, 2025:
•reflects the elimination of the historical financial performance of the Aerospace Products Group
•does not reflect what the Aerospace Products Group’s results of operations would have been on a standalone basis, and
•is not intended to represent Leggett’s forecasted capitalization or results of operations.
The "Record Sale of Aerospace Products Group" column presented in the Unaudited Pro Forma Consolidated Condensed Statements of Operations For the Year Ended December 31, 2024 reflects the estimated pretax gain and the estimated income tax expense of the sale of the Aerospace Products Group.
The "Record Sale of Aerospace Products Group" column presented in the Unaudited Pro Forma Consolidated Condensed Balance Sheet as of June 30, 2025 reflects the elimination of the net assets of the Aerospace Products Group and the estimated balance sheet impacts of the sale of the Aerospace Products Group.
The unaudited pro forma consolidated condensed financial statements have not been adjusted to reflect Leggett’s potential synergies or dis-synergies that could result from the divestiture. No adjustments have been made for the TSA as the impacts are not expected to be material to the overall transaction and are anticipated to be short term in nature.
The unaudited pro forma consolidated condensed financial statements are not necessarily indicative of the financial position or the financial results that may be attained in the future.

3 -	Removal of the Aerospace Products Group from the unaudited pro forma Consolidated Condensed Statements of Operations for the six months ended June 30, 2025 and for the year ended December 31, 2024
(a)These adjustments represent amounts attributable to the Aerospace Products Group. These amounts exclude corporate overhead. Depreciation and amortization was discontinued upon classification as held for sale.
(b)These amounts represent the taxes associated with the Aerospace Products Group operations. Leggett used a rate of 24.5% for both the year ended December 31, 2024 and the six months ended June 30, 2025, which represented the blended statutory income tax rate in effect for the periods presented for the countries in which the Aerospace Products Group operates.

4 -	Record the Sale of the Aerospace Products Group in the unaudited pro forma Consolidated Condensed Statement of Operations for the year ended December 31, 2024
(a) This amount represents the estimated pretax gain on the sale of the Aerospace Products Group as discussed in 5(e) below.
(b) These amounts represent an estimate of the tax on the gain of the sale of the Aerospace Products Group. The estimated pretax gain on the sale is expected to be taxed at an effective tax rate of approximately 8.0%. The ultimate effective tax rate will be impacted by the final allocation of the purchase price between the US, the UK, and France, and the respective tax laws of each country.

5 -	Record the Sale of the Aerospace Products Group in the unaudited pro forma Consolidated Condensed Balance Sheet as of June 30, 2025
(a)Represents the net cash anticipated to be received as a result of the transaction net of transaction expenses. We expect to receive net purchase price proceeds of $284.5 (subject to the actual closing balances of working capital, cash and indebtedness), and we expect to pay $6.1 of transaction expenses (paid on the date of the sale) to arrive at net cash proceeds of $278.4.
(b)In the accompanying historical balance sheet as of June 30, 2025, the assets and liabilities of the Aerospace Products Group have been classified as held for sale and have been measured at carrying value as we expect to report a gain on the transaction.
(c)This amount represents the estimated income taxes payable anticipated as a result of the transaction.
(d)This amount represents the estimated impact of the transaction on our deferred income tax balances.
(e)This amount represents the estimated after-tax gain expected to be realized from the transaction using the June 30, 2025 balances. The final gain is subject to (i) changes in net assets from June 30, 2025 through the date of closing, including but not limited to, working capital, cash, and indebtedness, (ii) other post-closing adjustments under the terms of the Agreement, and (iii) finalization of the estimated effective tax rate:

Estimated purchase price	$284.5
Less transaction expenses	(6.1)
Estimated net cash	278.4
Net assets	188.1
Pretax gain on sale	90.3
Estimated tax expense	(7.2)
After-tax gain reflected in retained earnings	$83.1